Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and Exchange Commission. Confidential Treatment Requested Under 17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (“Agreement”) is made effective as of February 20, 2018 (“Effective Date”) by and between Integral Technologies, Inc., a Nevada corporation, having an address at 2605 Eastside Park Road, Suite 1, Evansville, IN 47715, U.S.A. (“Integral”) and PolyOne Corporation, an Ohio corporation, having an address at 33587 Walker Road, Avon Lake, Ohio 44012, U.S.A. (“PolyOne”), hereinafter referred to individually as the “Party” and collectively as the “Parties”. Capitalized terms used herein shall have the meanings set forth in Article 1 or as otherwise attributed to them in this Agreement.

WHEREAS, Integral is the sole and exclusive owner of certain Patents related to the Licensed Materials and Integral has developed certain Know-How related to the Licensed Materials;

WHEREAS, Integral has the necessary rights to grant a license under the Know-How and certain rights in the Patents as contemplated by this Agreement; and

WHEREAS, PolyOne develops, manufactures, and supplies polymer materials and desires to obtain, and Integral is willing to grant to PolyOne, a license under the Know-How and certain rights in the Patents pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1.          DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth as follows:

1.1     “Affiliate(s)” means, with respect to either Party, any entity or entities directly or indirectly controlling, or controlled by, or under common control with, a Party, as of the Effective Date or at any time thereafter and for as long as controlling, or controlled by, or under common control with, such Party. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a party, whether through ownership of voting securities, by contract, or otherwise.

1.2     “Agreement” means this Technology License Agreement and its Schedules.

1.3     “Auditor” has the meaning set forth in Section 6.4.2.

1.4     “Claim” has the meaning set forth in Section 12.1.

1.5     “Confidential Information” has the meaning set forth in Section 9.1.

1.6    “Customer(s)” means any person or entity not an Affiliate of PolyOne and that (a) uses Licensed Materials directly or indirectly supplied by PolyOne or any of PolyOne’s Affiliates for making, using, selling, offering for sale, or importing End-Products, or (b) uses End-Products.

1.7     “Customer Sublicense” has the meaning set forth in Section 2.2.1.

1.8     “Discloser” has the meaning set forth in Section 9.1.

1.9     “End-Product(s)” means any product made or service offered using Licensed Material supplied directly or indirectly by PolyOne or any of PolyOne’s Affiliates.

1.10    “Existing Purchasers” means any person or entity having, prior to the Effective Date, a business relationship with Integral or any of its Affiliates involving such person or entity purchasing or indicating interest to purchase more than insignificant amounts of Licensed Material supplied by Integral or any of its Affiliates for use in the Field.

1.11     “Field” means any application (a) intended for any market, and (b) in which the Licensed Material is used to provide shielding against electromagnetic interference (which includes but is not limited to radio frequency interference); which, for sake of clarity, excludes applications for bipolar plates for batteries.

1.12    “Hanwha” means Hanwha Advanced Materials Co., Ltd., and its predecessor Hanwha L&C Corp., a South Korea corporation, having an address at Hanwha building Janggyo-dong 1 Jung-gu Seoul, South Korea.

1.13     “Hanwha Prior Agreement” means that separate license agreement dated June 21, 2013 between Integral and Hanwha.

1.14    “Improvement(s)” means any modification, whether or not patentable, of any Licensed Material or any End-Product from that as described in the Know-How disclosed to PolyOne pursuant to this Agreement or as disclosed in the Patents.

1.15     “Integral Improvement(s)” has the meaning set forth in Section 5.1.1.

1.16     “Integral Indemnified Parties” has the meaning set forth in Section 12.1.

1.17    “Know-How” means the proprietary know-how, trade secrets, and other non-public technical information, knowledge, skills, techniques, data, specifications, materials, and the like, owned or controlled by Integral, not generally available to the public, and either (a) necessary for the manufacture, sale, or use of Licensed Materials and/or End-Products, or (b) necessary to the operation by Integral of the business of developing and marketing the Licensed Materials as such business was conducted immediately prior to the Effective Date, in each case including but not limited to such information identified on Schedule 1.17.

1.18     “License” has the meaning set forth in Section 2.1.

1.19    “Licensed Material(s)” means a moldable capsule of conductive long fiber thermoplastic composite material (a) including a thermoplastic resin and conductive metal long fibers or conductive metal-plated long fibers, and (b) developed, made, or otherwise supplied using the Know-How or any Improvements. For purposes of this definition, the term “long fiber(s)” means at least a portion of fibers have a length that is substantially the same as the length of the moldable capsule.

1.20     “Net Sales” means (i) gross amount of invoiced sales less the sum of any (a) discounts actually applied in amounts customary in the trade which shall not exceed ten percent (10%) of the gross amount, (b) sales or use taxes directly resulting from the particular sales, (c) outbound transportation costs actually paid, and (d) amounts actually credited on returns, calculated in accordance with generally accepted accounting principles consistently applied in the United States based, or valued as if based on, bona fide arms’ length transactions and not on any bundled, loss-leading, or other blended or artificial selling or transfer price, or (ii) with respect to transactions or dispositions without consideration or with nominal consideration other than providing samples in the ordinary course of business, the average selling price at which products performing substantially similar functions, sold in similar quantities and similar locations, are then currently being offered for sale by other manufacturers.

1.21     “Other Sublicense” has the meaning set forth in Section 2.2.1.

1.22     “Other Sublicensee” has the meaning set forth in Section 2.2.1.

1.23     “Patents” means the patents and patent applications identified on Schedule 1.23, and any foreign counterparts of any of the foregoing anywhere in the world, and any patents or patent applications claiming priority to or sharing a claim of priority with any of the foregoing, and any patents issuing from any of the foregoing, including all divisionals, continuations, continuations-in-part, reissues, substitutes, and extensions of any of the foregoing.

1.24     “PolyOne Improvement(s)” has the meaning set forth in Section 5.2.1.

1.25     “Records” has the meaning set forth in Section 6.4.1.

1.26     “Recipient” has the meaning set forth in Section 9.1.

1.27     “Referred Business” has the meaning set forth in Section 4.2.

1.28     “Representative(s)” means an entity’s employees, officers, directors, contractors, and consultants.

1.29     “Royalty Fees” has the meaning set forth in Section 6.2.1.

1.30     “Royalty Period” has the meaning set forth in Section 6.3.1.

1.31     “Royalty Report” has the meaning set forth in Section 6.3.2.

1.32     “Sublicense” has the meaning set forth in Section 2.2.1.

1.33     “Technical Assistance” has the meaning set forth in Section 3.2.

1.34     “Term” has the meaning set forth in Section 10.1.

1.35     “Territory” means worldwide subject to the rights granted to Hanwha pursuant to the Hanwha Prior Agreement.

1.36     “Upfront Fee” has the meaning set forth in Section 6.1.

ARTICLE 2.          GRANT OF LICENSE AND RIGHTS

2.1     Grant of License. In consideration for payment of the Upfront Fee and the right to receive payment of any Royalty Fees, Integral hereby grants to PolyOne a perpetual (except upon early termination as set forth in Section 10.2), nontransferable (except as set forth in Section 13.9), nonsublicensable (except as set forth in Section 2.2), exclusive (except as set forth in Section 2.2.1) right and license to use the Know-How in the Field in the Territory to make, have made, use, modify, further develop, offer for sale, sell, and import the Licensed Materials (the “License”).

2.1.1

PolyOne Exclusive License. PolyOne hereby acknowledges that the License is subject to the rights granted to Hanwha pursuant to the Hanwha Prior Agreement. The License is exclusive (including as to Integral) to PolyOne and Integral retains no rights to rights to use, develop, or apply the Know-How in the Field in the Territory, except to the extent necessary to provide any Technical Assistance as may be requested by PolyOne pursuant to Section 3.2.

2.1.2

Integral Retained Rights. Integral retains all rights to use, develop, and apply the Know-How in any field other than the Field. All rights, titles, and interests not specifically granted hereunder are hereby reserved.

2.1.3	Royalty-Bearing. During the Term, the License shall be royalty-bearing and PolyOne shall be obligated to pay Royalty Fees pursuant to Section 6.2.

2.1.4

Royalty-Free. Upon expiration of the Term (other than by early termination as set forth in Section 10.2), the License shall be royalty-free and PolyOne shall have no obligation to pay Royalty Fees or any other royalty or payment even if PolyOne continues to commercially exploit Know-How under the License.

2.1.5	Duty to Commercialize. PolyOne hereby covenants and agrees to use commercially reasonable efforts to use the Know-How for purposes of commercially exploiting its rights under the License.

2.2	Right to Sublicense.

2.2.1

Sublicenses. PolyOne may grant sublicenses under the License, without Integral’s prior approval, to (a) any of PolyOne’s Affiliates to use the Know-How in the Field in the Territory to make, have made, use, modify, further develop, offer for sale, sell, and import the Licensed Materials, such sublicense being grantable automatically by way of such Affiliate’s participation as demonstrated by such Affiliate receiving any portion of the Know-How for purposes of the License (each an “Affiliate Sublicense”), and (b) any Customer to make, have made, use, modify, further develop, offer for sale, sell, and import End-Products in the Field in the Territory, such sublicense being grantable automatically by way of PolyOne or any of its Affiliates supplying any Licensed Materials used by or for the Customer (each a “Customer Sublicense”). Except for Affiliate Sublicenses and Customer Sublicenses, PolyOne may grant sublicenses under the License only upon obtaining Integral’s prior written consent (each an “Other Sublicense” and each party to which an Other Sublicense is granted an “Other Sublicensee”) (Affiliate Sublicenses, Customer Sublicenses, and Other Sublicenses are collectively “Sublicenses”).

2.2.2

Scope and Requirements. No Sublicense shall exceed the scope of rights granted to PolyOne under the License or otherwise under this Agreement. Affiliate Sublicenses and Customer Sublicenses shall not be required to be in writing. Other Sublicenses shall be in writing and (a) include an agreement by the Other Sublicensee to be bound by the terms and conditions of this Agreement; (b) require the Other Sublicensee to keep records and submit reports to PolyOne consistent with Section 6.3; (c) include Integral’s right to enforce its rights in the Know-How; (d) provide that the terms of the Other Sublicense shall not extend beyond the Term except for the terms of this Agreement that extend beyond the Term; (e) provided that PolyOne may terminate the Other Sublicense upon an uncured breach by the Other Sublicensee of its payment or reporting obligations; and (f) indicate that Integral is a third-party beneficiary entitled to enforce the terms and conditions of the Other Sublicense. PolyOne shall deliver to Integral a true, complete, and correct copy of each Other Sublicense entered into by PolyOne and any modification or termination thereof upon the delivery of the first applicable Royalty Report. PolyOne shall enforce all Affiliate Sublicenses and Other Sublicenses at its cost and shall be responsible for the acts and omissions of the sublicensees thereunder.

2.2.3	Early Termination. Upon early termination of this Agreement pursuant to Section 10.2, all Sublicenses shall automatically terminate effective as of the termination of the License under this Agreement.

2.3      Non-Assertion of Patents. In further consideration for payment of the Upfront Fee only, Integral, for itself and any successors or assigns, hereby forever and irrevocably covenants not to assert any of the Patents against PolyOne, its Affiliates, and all Customers with respect to any claim Integral may have in the Field in the Territory.

2.4       Limited Grant. Integral grants no other licenses or rights under the Know-How and the Patents, except as expressly set forth in this Agreement.

ARTICLE 3.          TRANSFER OF KNOW-HOW

3.1     Initial Disclosure. Promptly after the payment of the Upfront Fee, Integral shall disclose all Know-How applicable to the Field to PolyOne and/or its designated participating Affiliate(s).

3.2     Limited Technical Assistance. Upon PolyOne’s reasonable request during the Term, Integral shall make available a Representative of Integral to provide PolyOne with reasonable technical assistance concerning the Know-How applicable to the Field, subject to the following limitations: (a) such technical assistance may include modeling, testing, minor modifications of existing designs for End-Products or components thereof, and other reasonable technical assistance as PolyOne may request, provided that, in any event, such reasonable technical assistance shall not include and Integral shall not be responsible for full development of new applications for Licensed Materials and/or new designs for End-Products or components thereof; (b) in any event, Integral shall have no obligation to provide technical assistance to the extent such technical assistance cannot be provided without Integral incurring any direct costs in addition to those costs that Integral already would have incurred for such Representative regardless of providing such technical assistance to PolyOne; and (c) in any event, Integral shall have no obligation to provide any technical assistance after December 31, 2020 during the Term (collectively, “Technical Assistance”). Technical Assistance shall be at no additional cost to PolyOne, except in the event that PolyOne requests a Representative of Integral to travel for purposes of providing such Technical Assistance and whereupon PolyOne shall reimburse Integral for reasonable travel expenses incurred by such Representative in connection with providing such Technical Assistance.

3.3     Additional Support and Joint Development. In the event PolyOne desires to obtain additional support from Integral beyond the scope of Technical Assistance, Integral shall have no obligation to provide such additional support unless PolyOne and Integral enter into a separate services agreement which establishes rates of payment and other terms and conditions applicable to such additional support. Likewise, in the event PolyOne desires to engage with Integral in joint development activities beyond the scope of Technical Assistance, Integral shall have no obligation to engage in such joint development activities unless PolyOne and Integral enter into a separate joint development agreement which establishes each Party’s rights in and to any resulting intellectual property and other terms and conditions applicable to such joint development activities.

ARTICLE 4.          EXISTING PURCHASERS

4.1     Identification and Status. Integral hereby represents and warrants to PolyOne that Schedule 4.1 identifies all Existing Purchasers and that no Existing Purchaser, as of immediately prior to the Effective Date, has terminated or materially changed or modified its business relationship with Integral or has indicated in writing or orally its intention to terminate or materially change or modify its business relationship with Integral.

4.2     Referral to PolyOne. Promptly after the Effective Date, Integral shall inform all Existing Purchasers that PolyOne is authorized by Integral to manufacture and supply Licensed Materials for use in the Field, and, during the Term, Integral shall refer solely and exclusively to PolyOne all orders, requests, or other inquiries from any Existing Purchasers concerning Licensed Materials for use in the Field (“Referred Business”). During the Term, PolyOne shall use commercially reasonable efforts to address the Referred Business.

4.3     Non-Competition. During the Term, Integral, its Affiliates, and their respective Representatives, shall not engage in any business that, directly or indirectly, competes with PolyOne in or for the Referred Business.

ARTICLE 5.          IMPROVEMENTS

5.1	Integral Improvements.

5.1.1

Ownership. Any Improvements made solely by one or more Representatives of Integral shall be owned solely by Integral (“Integral Improvements”). Integral Improvements shall be considered Integral’s Confidential Information.

5.1.2	Patent Protection. Subject to its obligations under Articles 7 and 9, Integral may, at its own discretion and at its own cost, file one or more patent applications claiming any Integral Improvements.

5.1.3

Integral Use. Integral shall be free to use any Integral Improvements, provided that such use is not inconsistent with the License and is subject otherwise to the terms and conditions of this Agreement.

5.1.4

PolyOne Use. In the event any Integral Improvement is applicable to the Field, Integral shall promptly notify PolyOne of such Integral Improvement and disclose to PolyOne any Know-How concerning such Integral Improvement. All Integral Improvements shall automatically become part of the Know-How or the Patents, as applicable, and all rights under the License and otherwise under Article 2 shall automatically apply with respect to all Integral Improvements. In the event PolyOne uses any Integral Improvement for any Licensed Material or any End-Product under the License, PolyOne shall be obligated during the Term to pay Royalty Fees pursuant to Section 6.2.1.

5.2	PolyOne Improvements.

5.2.1

Ownership. Any Improvements made solely by one or more Representatives of PolyOne, or jointly by one or more Representatives of PolyOne and one or more Representatives of Integral, shall be owned solely by PolyOne (“PolyOne Improvements”). PolyOne Improvements shall be considered PolyOne’s Confidential Information, although PolyOne shall have no obligation to disclose any PolyOne Improvements to Integral.

5.2.2

Patent Protection. Subject to its obligations under Articles 7 and 9, PolyOne may, at its own discretion and at its own cost, file one or more patent applications claiming any PolyOne Improvements. Pursuant to Section 13.4, Integral shall, and cause its Affiliates and their respective Representatives to, upon the reasonable request of PolyOne, execute and deliver such additional documents and take such further action as may be reasonable requested by PolyOne in connection with any such patent application filed by PolyOne.

5.2.3

Integral Use. Unless otherwise agreed by PolyOne, Integral shall have no rights to use any PolyOne Improvements, except to the extent necessary to provide any Technical Assistance as may be requested by PolyOne pursuant to Section 3.2.

5.2.4

PolyOne Use. PolyOne shall be free to use any PolyOne Improvements, provided that such use is not inconsistent with the License and is subject otherwise to the terms and conditions of this Agreement. In the event PolyOne uses any PolyOne Improvement for any Licensed Material or any End-Product under the License, PolyOne shall be obligated during the Term to pay Royalty Fees pursuant to Section 6.2.1.

ARTICLE 6.          PAYMENTS

6.1

Upfront Fee. PolyOne shall pay to Integral, no later than ten (10) business days after full execution of this Agreement, an upfront fee as specified on Schedule 6.1 by wire transfer to a bank account to be designated in writing by Integral (“Upfront Fee”). The Upfront Fee is not refundable and is in addition to any Royalty Fees.

6.2	Royalty Fees.

6.2.1

Royalty Percentage. PolyOne shall pay to Integral a percentage as set forth on Schedule 6.2 of the Net Sales of all Licensed Materials sold in the Field during the Term by PolyOne, any of PolyOne’s Affiliates, or any Other Sublicensees (collectively, the “Royalty Fees”).

6.2.2	No Minimum Amounts. PolyOne shall have no obligation to pay any minimum amount of Royalty Fees during the Term or for any portion thereof.

6.2.3

No Other Payments. Upon expiration of the Term (other than by early termination as set forth in Section 10.2), the License shall automatically become royalty-free and PolyOne shall have no obligation to pay Royalty Fees or any other royalty or payment even if PolyOne continues to commercially exploit Know-How under the License.

6.3	Royalty Payments and Reporting.

6.3.1

Royalty Payments. Within sixty (60) calendar days after the end of each calendar quarter ending during the Term (the “Royalty Period”), PolyOne shall pay any Royalty Fees due for the applicable Royalty Period. PolyOne shall make all payments in United States Dollars by wire transfer to a bank account to be designated in writing by Integral.

6.3.1.1	Accrual. Royalty Fees shall accrue in the Royalty Period when corresponding Net Sales of Licensed Materials are invoiced by PolyOne or PolyOne’s Affiliate.

6.3.1.2

Currency Conversion. For purposes of calculating Royalty Fees due on Net Sales arising in any currency other than United States Dollars, the Royalty Fees shall be calculated after Net Sales have been converted to United States Dollars using the rate of exchange in effect on the last business day of the applicable Royalty Period as reported in the Wall Street Journal.

6.3.1.3

Taxes. Each Party shall be solely responsible for any taxes imposed on such Party in connection with this Agreement. However, if withholding tax based on payment of Royalty Fees is required to be withheld and remitted to a taxing authority by applicable law, then PolyOne or its Affiliate shall withhold and remit the minimum legally proper amount to the taxing authority as required by such law on Integral’s behalf, and pay the remainder to Integral (showing the amount withheld, taxing authority, and date of remittance in the applicable Royalty Report pursuant to Section 6.3.2). PolyOne shall provide Integral with a written receipt or other documentary evidence of payment from the taxing authority, and cooperate with Integral in the exemption from, avoidance, or mitigation of such withholding tax requirement (to the extent allowed by applicable law) and in obtaining any available corresponding tax credit.

6.3.2	Royalty Report. On or before the due date of each payment pursuant to Section 6.3.1, PolyOne shall deliver to Integral a true and accurate written report showing (the “Royalty Report”):

(a)	the total quantity(ies) and type(s) of Licensed Materials sold by PolyOne and its Affiliates during the applicable Royalty Period;

(b)	the total Net Sales of Licensed Materials sold by PolyOne and its Affiliates and any Other Sublicensees during the applicable Royalty Period;

(c)

the calculation of Royalty Fees due for the applicable Royalty Period, including identification of any deductions taken and/or rates of exchange used to arrive at Net Sales or to calculate Royalty Fees; and

(d)	such other details as are reasonably necessary for an accurate accounting of the payment of Royalty Fees due for the applicable Royalty Period.

6.4	Records, Audits, and Payment Corrections.

6.4.1

Records. PolyOne shall keep, in accordance with its standard policies, practices, and procedures for accounting and financial reporting, those books and records sufficient for verifying the accuracy and completeness of any Royalty Report and PolyOne’s calculations of Royalty Fees (“Records”). PolyOne shall preserve Records for no less than two (2) years following the end of the Royalty Period to which they pertain.

6.4.2

Audit. At any time within one (1) year after receiving any Royalty Report from PolyOne, Integral may nominate and, subject to PolyOne’s approval which shall not be unreasonably withheld, retain an independent certified public accounting firm (“Auditor”) for purposes of verifying the accuracy and completeness of the Royalty Report and PolyOne’s calculations of Royalty Fees paid in accordance therewith. Upon thirty (30) calendar days’ prior written notice from Integral, PolyOne shall provide the Auditor, during normal business hours and subject to PolyOne’s reasonable confidentiality requirements, with reasonable access to the Records for the applicable Royalty Period for the Auditor’s inspection. Upon conclusion of the Auditor’s inspection, the Auditor shall provide a written report of its findings, which shall be limited to the applicable Royalty Period, to Integral and PolyOne. Integral shall bear all costs and expenses of the Auditor unless the Auditor’s written report concludes that PolyOne has underpaid Royalty Fees for the applicable Royalty Period by more than the lesser of ten percent (10%) or fifteen thousand dollars ($15,000 USD), in which event PolyOne shall bear all costs and expenses of the Auditor. Such inspection by an Auditor shall occur no more frequently than one time per calendar year.

6.4.3	Payment Corrections.

6.4.3.1

Underpayments. If the Auditor’s written report provided pursuant to Section 6.4.2 concludes that PolyOne’s payment of Royalty Fees is deficient, PolyOne shall pay to Integral the deficient amount within one (1) calendar month after PolyOne’s receipt of the Auditor’s written report.

6.4.3.2	Overpayments.

6.4.3.2.1

Following Audit. If the Auditor’s written report provided pursuant to Section 6.4.2 concludes that PolyOne’s payment of Royalty Fees is in excess of the required payment amount, Integral shall pay to PolyOne the excess amount within one (1) calendar month after Integral’s receipt of the Auditor’s written report.

6.4.3.2.2

PolyOne Correction. At any time within one (1) year after providing any Royalty Report to Integral, PolyOne may provide Integral with a corrected Royalty Report in the event that PolyOne determines its payment of Royalty Fees is in excess of the required amount by more than ten percent (10%) for the applicable Royalty Period as supported by applicable Records and demonstrated by the corrected Royalty Report. Within one (1) calendar month after Integral’s receipt of the corrected Royalty Report, Integral shall, at PolyOne’s option, pay to PolyOne the excess amount or credit PolyOne for the excess amount against any future payments of Royalty Fees. Otherwise, within one (1) calendar month after Integral’s receipt of the corrected Royalty Report, Integral may nominate an Auditor pursuant to Section 6.4.2 for purposes of reviewing the accuracy and completeness of the corrected Royalty Report.

6.4.4

Acceptance. The failure of Integral to request verification of any Royalty Report by an Auditor within the one (1) year period set forth in Section 6.4.2 is deemed acceptance by Integral of the accuracy and completeness of the Royalty Report and the payments made by PolyOne in accordance with the Royalty Report, except in the event any Royalty Report is, in whole or in part, demonstrated to be fraudulent.

ARTICLE 7.          PRESERVATION OF KNOW-HOW

7.1

PolyOne Obligations. All Know-How disclosed to PolyOne and its participating Affiliates pursuant to this Agreement shall be treated by PolyOne and its participating Affiliates as Integral’s Confidential Information subject to the terms and conditions set forth in Article 9.

7.2

Integral Obligations. During the Term, subject to Integral’s limited right to disclose the Know-How to a third party pursuant to Section 7.3, Integral shall (a) protect the Know-How using efforts that are reasonable under the circumstances to maintain its secrecy, and (b) preserve the Know-How’s independent economic value, actual or potential, that derives from it not being generally known to, and not being readily ascertainable by proper means, by other persons who can obtain economic value from its disclosure or use.

7.3

No Third Party Recipients in the Field. During the Term, Integral shall not disclose the Know-How or any portion thereof to a third party for any use in the Field in the Territory or for any other use or purpose not consistent with the License or PolyOne’s other rights under this Agreement. Notwithstanding, Integral may disclose the Know-How to a third party solely for purposes of using the Know-How outside the Field, provided that the third party is bound by confidentiality obligations no less restrictive than the terms and conditions set forth in Article 9.

ARTICLE 8.          RESPONSIBILITIES FOR PATENTS

8.1

Prosecution and Maintenance. Integral shall be solely responsible for all costs and decisions concerning the preparation, filing, prosecution, and maintenance of each patent and patent application included in the Patents. Integral shall promptly notify PolyOne of any additions or deletions to the Patents or any changes in status of any patent or patent application included in the Patents.

8.2

Third Party Infringement and Enforcement. Each Party shall promptly notify the other Party if a third party is suspected of infringement of the Patents in the Field. Integral shall have the first right, but not the obligation, to bring any suit, action, or other proceeding against any such third party suspected infringer. In the event Integral does not bring any suit, action, or other proceeding within ninety (90) calendar days after receipt of notice from PolyOne of such third party suspected infringer, PolyOne shall the right, but not the obligation, to bring any suit, action, or other proceeding against any such third party suspected infringer. All costs and expenses of any such action (including reasonable attorneys’ fees) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents and take such actions as shall be appropriate to allow the other Party to institute and prosecute such action. Any recovery received pursuant to such action (whether by way of settlement or otherwise) shall be paid to the Party who instituted and maintained such action, or, if both Parties instituted and maintained such action, such recovery shall be allocated among the Parties in proportion to their respective contributions to the costs and expenses incurred in such action.

ARTICLE 9.          CONFIDENTIALITY

9.1

Confidential Information. During the Term, either Party or its participating Affiliate (“Discloser”) may disclose to the other Party or its participating Affiliate (“Recipient”) non-public, confidential, or proprietary information, whether in oral, written, or electronic form, relating to the subject matter of this Agreement, which may be identified as “confidential” or would reasonably be understood to be confidential or proprietary given the nature of its subject matter or circumstances of disclosure, including but not limited to the Know-How, any Improvements, and any documentation, materials, or samples embodying such information (collectively, “Confidential Information”).

9.2	Confidentiality Obligations. During the Term and surviving thereafter for as long as no exclusion set forth in Section 9.3 applies, Recipient shall:

(a)	not use Discloser’s Confidential Information other than as necessary to exercise its rights and perform its obligations under this Agreement;

(b)

maintain Discloser’s Confidential Information in confidence using no less than the same degree of care used by Discloser to protect its own information of similar sensitivity and which shall be at least a reasonable degree of care;

(c)

make available Discloser’s Confidential Information only to those of Recipient’s or its participating Affiliate’s Representatives who (i) have a need to know for purposes of this Agreement, and (ii) are bound by a confidentiality obligation no less restrictive than those set forth in this Article 9, provided that Recipient shall be responsible for ensuring compliance by its Representatives with the confidentiality obligations set forth in this Article 9; and

(d)

not disclose Discloser’s Confidential Information to any third party, except if a government authority requires that disclosure and provided that Recipient provides prompt written notice to Discloser such that Discloser may have a reasonable opportunity to seek a protective order or other appropriate remedy, and further provided that, in any event, Recipient shall disclose only that portion of Discloser’s Confidential Information as legally required and use reasonable efforts to obtain assurance that such portion of Discloser’s Confidential Information is treated as confidential.

9.3

Exclusions. Confidential Information shall not include, and the confidentiality obligations set forth in Section 9.2 shall not apply to, any information that Recipient can demonstrate by documentation:

(a)	is or becomes publicly available other than by breach of a confidentiality obligation owed to Discloser; or

(b)	was already known by Recipient to the same degree of specifics as Discloser’s Confidential Information; or

(c)	is provided to Recipient by a third party without breach of a confidentiality obligation owed to Discloser; or

(d)	is independently developed by Recipient without reference to Discloser’s Confidential Information.

ARTICLE 10.     TERM AND TERMINATION

10.1	Term. This Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Section 10.2, continue in full force and effect until December 31, 2027 (the “Term”).

10.2	Early Termination.

10.2.1

By Integral. Integral shall have the right to terminate this Agreement, prior to the expiration of the Term, immediately upon providing written notice to PolyOne in the event that: (a) PolyOne materially breaches this Agreement, and, if such breach is curable, PolyOne fails to cure such breach within thirty (30) calendar days of Integral’s written notice of such breach; or (b) PolyOne becomes bankrupt, insolvent, or its business is placed in the hands of a receiver, assignee, or trustee in bankruptcy.

10.2.2

By PolyOne. PolyOne shall have the right to terminate this Agreement, prior to the expiration of the Term, for any cause or for no cause, upon providing one (1) year’s prior written notice to Integral.

10.3	Effect of Early Termination. Upon early termination of this Agreement pursuant to Section 10.2:

(a)

The License granted pursuant to Section 2.1 shall automatically be revoked and PolyOne shall immediately cease all use of the Know-How under the License, except that PolyOne and its participating Affiliates may continue to sell any Licensed Materials manufactured prior to the date of early termination until such Licensed Materials are sold out which, for the avoidance of doubt, shall be subject to Royalty Fees;

(b)

PolyOne shall pay the unpaid balance of any Royalty Fees due and deliver any applicable Royalty Report within sixty (60) calendar days after the date of early termination, and, if applicable and later than the sixty (60) calendar days after the date of early termination, promptly after such time that any Licensed Materials manufactured prior to the date of early termination are sold out;

(c)

Each Recipient will return to the Discloser or destroy all Confidential Information received from such Discloser pursuant to this Agreement including all copies or summaries of such Confidential Information; provided that the Recipient may retain a reasonable number of copies of such Confidential Information for legal or regulatory archival purposes; and

(d)

The following provisions shall survive and continue according to the terms and conditions set forth therein: Article 1 (Definitions); Article 5 (Improvements); Section 6.2 (Royalty Fees); Section 6.3 (Royalty Payments and Reporting); Section 6.4 (Records, Audits, and Payment Corrections); Section 7.1 (PolyOne Obligations); Article 9 (Confidentiality); Section 10.3 (Effect of Early Termination); Article 11 (Representations and Warranties); Article 12 (Indemnification and Limits of Liability); and Article 13 (Miscellaneous).

10.4	Effect of Expiration. Upon expiration of this Agreement other than by early termination pursuant to Section 10.2:

(a)

The License granted pursuant to Section 2.1 shall automatically become royalty-free and PolyOne shall have no obligation to pay Royalty Fees or any other royalty or payment even if PolyOne continues to commercially exploit Know-How under the License which otherwise shall survive and continue according to the terms and conditions set forth therein; and

(b)

The following provisions shall survive and continue according to the terms and conditions set forth therein: Article 1 (Definitions); Section 2.1 (License); Section 2.2 (Right to Sublicense); Section 2.3 (Non-Assertion of Patents); Article 5 (Improvements); Section 6.4 (Records, Audits, and Payment Corrections); Section 7.1 (PolyOne Obligations); Article 9 (Confidentiality); Section 10.4 (Effect of Expiration); Article 11 (Representations and Warranties); Article 12 (Indemnification and Limits of Liability); and Article 13 (Miscellaneous).

ARTICLE 11.     REPRESENTATIONS AND WARRANTIES

11.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:

(a)

It is duly organized, validly existing, and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b)	It has, and throughout the Term shall retain, the full right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

(c)

There are no claims, suits, actions, or other proceedings pending, or to such Party’s knowledge, threatened, which if adversely determined, would adversely affect the ability of such Party to consummate the transactions contemplated by this Agreement or perform its obligations hereunder;

(d)	The execution of this Agreement by its Representative whose signature is set forth at the end hereof is duly authorized by such Party; and

(e)

When executed and delivered by such Party, this Agreement shall constitute the legal, valid, and binding obligation of that Party, enforceable against that Party in accordance with the terms and conditions hereof.

11.2	Integral’s Representations and Warranties. Integral represents and warrants to PolyOne that:

(a)	Integral is the owner of the entire right, title, and interest in and to the Know-How and the Patents;

(b)	Integral has the right to grant the License and other rights under the Know-How and the Patents pursuant to the terms and conditions of this Agreement;

(c)	Integral has not granted, and will not knowingly grant, any licenses or other rights under the Know-How and the Patents that are in conflict with the terms and conditions of this Agreement;

(d)

Integral or an authorized third party has used the Know-How to be disclosed pursuant Section 3.1 for the manufacture of Licensed Materials, and, to Integral’s knowledge, such Know-How is accurate, complete, and useful for purposes under the License;

(e)	All uses of the Know-How consistent with the License, to Integral’s knowledge, will not infringe any third party patents or other intellectual property rights;

(f)

Except for the Patents, Integral does not own or control any patents that would, or any patent applications if granted that could, be infringed by any uses of the Know-How consistent with the License; and

(g)	Except as otherwise expressly set forth in this Agreement, INTEGRAL, its Affiliates, and their RESpECTIVE Representatives make no representations or warranties of any kind, either express or implied.

11.3

PolyOne’s Representations and Warranties. PolyOne represents and warrants to Integral that PolyOne shall not knowingly or willingly violate any applicable laws or regulations relating to PolyOne’s use of the Know-How under the License. Except as otherwise expressly set forth in this Agreement, PolyOne, its participating Affiliates, and their RESPECTIVE Representatives make no representations or warranties of any kind, either express or implied.

ARTICLE 12.     INDEMNIFICATION AND LIMITS OF LIABILITY

12.1

Indemnification. PolyOne shall indemnify, defend, and hold harmless Integral and its officers, directors, employees, agents, successors, and assigns (collectively, the “Integral Indemnified Parties”) against any and all losses, damages, liabilities, costs, or expenses of whatever kind, including reasonable attorneys’ fees, arising out of or resulting from any third party claim, suit, action, or other proceeding (“Claim”) arising out of or resulting from any product liability for any Licensed Materials supplied directly or indirectly by PolyOne or any of PolyOne’s Affiliates, except to the extent such Claim arises out of or results from (a) any breach of Integral’s representations and warranties under Article 11, or (b) any gross negligence or willful misconduct by any Integral Indemnified Parties.

12.2

Indemnification Procedure. Integral shall promptly notify PolyOne in writing of any Claim. PolyOne shall immediately take control of the defense and investigation of the Claim at its sole cost and expense and its sole discretion, except that PolyOne shall not settle any Claim in a manner that adversely affects the rights of any Integral Indemnified Parties without Integral’s prior written consent which shall not be unreasonably withheld. A failure by Integral to promptly notify PolyOne of any Claim shall not relieve PolyOne of its obligations under Section 12.1 and this Section 12.2, except to the extent PolyOne can demonstrate that it has been materially prejudiced as a result of such failure. Integral shall cooperate with PolyOne at PolyOne’s sole cost and expense in connection with PolyOne’s defense and investigation of the Claim.

12.3

Limited Liability. Under no circumstances shall the total aggregate liability of either Party to the other Party, under any theory of recovery, whether based in contract, in tort (including negligence and strict liability), under warranty, or otherwise, exceed the total of the Upfront Fee and any Royalty Fees actually rightfully paid or to be paid under this Agreement (except to the extent paid to a third party pursuant to Section 12.1).

12.4

No Special Damages. Under no circumstances shall either Party have liability to the other Party, under any theory of recovery, whether based in contract, in tort (including negligence and strict liability), under warranty, or otherwise, for any consequential, exemplary, incidental, indirect, or special damages (except to the extent paid to a third party pursuant to Section 12.1 or in the event of a breach of either Party’s obligations pursuant to Articles 7 or 9).

ARTICLE 13.     MISCELLANEOUS

13.1

Notices. All notices hereunder shall be in writing, in English, and shall be deemed delivered (a) upon personal delivery to the Party to be notified, (b) when delivered by a nationally recognized courier service with confirmation of delivery, or (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. In each case, such notices shall be sent to the respective Party at the address indicated below (or to such other address as a Party may notify the other Party).

If to Integral:	Integral Technologies, Inc. Attn: Doug Bathauer, CEO 2605 Eastside Park Road, Suite 1 Evansville, IN 47715 USA Email: dbathauer@itkg.net

If to PolyOne:	PolyOne Corporation Attn: Legal Department, IP Group 33587 Walker Road Avon Lake, OH 44012 USA Email: ipdept@polyone.com Facsimile: 440-930-3830

With copy to:	PolyOne Corporation Attn: Jason Eckel, Director, Corporate Development Email: jason.eckel@polyone.com

13.2

Force Majeure. Neither Party shall be in default hereunder by reason of any failure or delay in performance of its obligations hereunder, in the event such failure or delay is due to any fire, flood, ice, natural catastrophe, strike, lockout, labor shortage, labor dispute or trouble, accident, riot, act of governmental authority, act of God, act of terrorism, or other act of force majeure or cause beyond its reasonable control, provided that the Party whose performance is inhibited thereby shall use reasonable efforts to overcome the effect of such force majeure or perform as promptly as practicable thereafter.

13.3

Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

13.4

Further Assurances. Each Party shall, and cause its respective Affiliates and Representatives to, upon the reasonable request of the other Party, execute and deliver such additional documents and take such further actions as may be reasonably required to give full effect to the transactions contemplated by this Agreement.

13.5

No Public Statements. Neither Party shall issue or release any announcement, statement, press release, or other publicity or marketing materials relating to this Agreement, except for any only to the extent required by applicable law or regulations (including securities laws or regulations). Unless expressly permitted under this Agreement, neither Party shall use the other Party’s trademarks, service marks, trade names, logos, domain names, or other indicia of source, association, or sponsorship, in each case, without the prior written consent of the other Party.

13.6	Export Controls. Each Party shall comply with, and PolyOne shall cause any of its participating Affiliates and any Other Sublicensees to comply with, applicable export control laws and regulations.

13.7

Regulatory Requirements. PolyOne at its expense shall comply with, and PolyOne shall cause any of its participating Affiliates and any Other Sublicensees at their respective expense to comply with, all regulations and safety standards applicable to all Licensed Materials commercialized under the License.

13.8	Headings. The headings in this Agreement are for reference only and shall not affect interpretation or construction of this Agreement.

13.9

Advice of Counsel. Each Party acknowledges that, in executing this Agreement, such Party has had the opportunity to seek the advice of its own legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any Party by reason of the drafting or preparation thereof.

13.10

Entire Agreement. This Agreement, together with all Schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

13.11

Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns. No Party may assign, delegate, or otherwise transfer any of its rights or obligations under this Agreement, including by operation of law, without the consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding, PolyOne may assign its rights under the License and otherwise under this Agreement to an Affiliate provided that PolyOne remains liable for all obligations arising hereunder.

13.12	Amendments. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto.

13.13

No Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement shall operate to be construed as a waiver thereof.

13.14

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction or in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

13.15

Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Ohio and the United States of America, without giving effect to any choice or conflict of law principles (whether of the State of Ohio or any other jurisdiction).

13.16

Jurisdiction. Any legal suit or action arising of our or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of Ohio in each case located in the city of Cleveland and county of Cuyahoga, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit or action.

13.17

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed as of the Effective Date by their duly authorized officers.

INTEGRAL TECHNOLOGIES, INC.	POLYONE CORPORATION

By:	By:
Name: Douglas Bathauer	Name: Craig M. Nikrant
Title: Chief Executive Officer	Title: Senior Vice President
Date:	Date:

Schedule 1.17

“Know-How”

Know-How includes, but is not limited to, the following to the extent each of which is applicable to the Field:

●	Formulations, specifications, and technical data, including but not limited to any test data, for the Licensed Materials for use in the Field.

●

Application development knowledge including material and part testing methods, equipment and protocols, existing prototyping capability, design criteria and examples, modeling and other information related to the ability for a customer to design a part with the Licensed Materials for use in the Field.

●	Identification of software and other tools useful in the development of applications for the Licensed Materials in the Field.

●

All background and support documentation related to Existing Purchasers and other identified opportunities for applications for the Licensed Materials in the Field, including designs, models, simulations, prototypes, tooling, data, etc.

●	Economic models, comparisons tools, etc. that demonstrate the value of use of the Licensed Materials in the Field.

●	Validation protocols, testing methods, etc. that demonstrate the efficacy of the Licensed Materials for use in final parts in the Field.

●

Manufacturing process maps outlining process for the manufacture of the ElectriPlast™ capsule, including extrusion, tooling and equipment setup, resin and fiber preparation for various fiber content, and loading percentages.

●

Capsule formation process maps outlining capsule design that supports the concentric formation of the fiber during manufacture, as it relates to capsule weight, dimensions, fiber percentage and production speed.

●	Material handling specifications including processes for handling, packaging, shipping, manufacturing, and molding.

●	Global supplier list including materials supplied.

●	Sales, marketing, and/or technical promotional materials and presentations.

Schedule 1.23

“Patents”

Country	Appl. No.	Filing Date	Patent No.	Issue Date	Title
US	10/811371	2004-03-26	7244890	2007-07-17	LOW COST SHIELDED CABLE MANUFACTURED FROM CONDUCTIVE LOADED RESIN-BASED MATERIALS
US	10/883915	2004-07-01	7223469	2007-05-29	ELECTRIPLAST MOLDABLE COMPOSITE CAPSULE
US	10/884,321	2004-07-02	7136008	2006-11-14	LOW COST ELECTROMAGNETIC ENERGY ABSORBERS MANUFACTURED FROM CONDUCTIVE LOADED RESIN-BASED MATERIALS
US	10/929301	2004-08-30	7102077	2006-09-05	LOW COST ELECTROMAGNETIC ENERGY ABSORBING, SHRINKABLE TUBING MANUFACTURED FROM CONDUCTIVE LOADED RESIN-BASED MATERIALS
US	11/057534	2005-02-14	7326463	2008-02-05	CONDUCTIVE CIRCUITS OR CABLES MANUFACTURED FROM CONDUCTIVE LOADED RESIN-BASED MATERIALS
US	11/125989	2005-05-10	7432448	2008-10-07	LOW COST AIRCRAFT STRUCTURES AND AVIONICS MANUFACTURED FROM CONDUCTIVE LOADED RESIN-BASED MATERIALS
US	11/143426	2005-06-02	7829006	2010-11-09	METHOD TO FORM VEHICLE COMPONENT DEVICES FROM CONDUCTIVE LOADED RESIN-BASED MATERIALS
US	11/148044	2005-06-08	7726440	2010-06-01	LOW COST VEHICLE ELECTRICAL AND ELECTRONIC COMPONENTS AND SYSTEMS MANUFACTURED FROM CONDUCTIVE LOADED RESIN-BASED MATERIALS
US	11/313015	2005-12-20	7708920	2010-05-04	CONDUCTIVELY DOPED RESIN MOLDABLE CAPSULE AND METHOD OF MANUFACTURE
US	10/863407	2004-06-08	7079086	2006-07-18	LOW COST ELECTROMAGNETIC FIELD ABSORBING DEVICES MANUFACTURED FROM CONDUCTIVE LOADED RESIN-BASED MATERIALS

Schedule 4.1

“Existing Purchasers”

●	[…***…]
●	[…***…]

Schedule 6.1

“Upfront Fee”

The Upfront Fee shall be One Million United States Dollars ($1,000,000 USD).

Schedule 6.2

“Royalty Fees”

PolyOne shall pay to Integral a percentage of the Net Sales of each Licensed Material sold in the Field during the Term by PolyOne, any of PolyOne’s Affiliates, or any Other Sublicensees as follows:

Contract Years 1 to 3. For such Net Sales occurring from the Effective Date through December 31, 2020 during the Term, the percentage shall be […***…];

Contract Years 4 to 7. For such Net Sales occurring from January 1, 2021 through December 31, 2024 during the Term, the percentage shall be […***…]; and

Contract Years 8 to 10. For such Net Sales occurring from January 1, 2025 through December 31, 2027 during the Term, the percentage shall be […***…].